Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 9, 2021, except as Note 2e, which is as of October 18, 2021, with respect to the combined and consolidated financial statements of Trajector Holdings, LLC and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Miami, Florida

October 18, 2021